================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. * )



                                  DrugMax, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    262240104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                November 12, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [_]  Rule 13d-1(b)

            [x]  Rule 13d-1(c)

            [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



================================================================================

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 2 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Validus Partners, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                803,984 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                803,984 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        803,984 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.1%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
(1) Includes 201,424 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,537,472 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 201,424 shares subject to warrants.

                               Page 2 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 3 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Validus Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                803,984 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                803,984 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        803,984 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.1%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
(1) Includes 201,424 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,537,472 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 201,424 shares subject to warrants.

                               Page 3 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 4 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HLM/UH Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                442,709 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                442,709 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        442,709 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
(1) Includes 110,913 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,446,961 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 110,913 shares subject to warrants.

                               Page 4 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 5 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HLM/UH Associates, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                442,709 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                442,709 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        442,709 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        2.3%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
(1) Includes 110,913 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,446,961 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 110,913 shares subject to warrants.

                               Page 5 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 6 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HLM/CB Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                322,632 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                322,632 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        322,632 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.7%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        PN
================================================================================
(1) Includes 80,830 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,416,878 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 80,830 shares subject to warrants.

                               Page 6 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 7 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HLM/CB Associates, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                322,632 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                322,632 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        322,632 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1.7%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        OO
================================================================================
(1) Includes 80,830 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,416,878 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 80,830 shares subject to warrants.

                               Page 7 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 8 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        HLM Management Co., Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,569,325 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,569,325 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,569,325 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
================================================================================
(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,729,215 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 393,167 shares subject to warrants.

                               Page 8 of 17 Pages

-------------------                                           ------------------
CUSIP NO. 262240104                    13G                    PAGE 9 OF 17 PAGES
-------------------                                           ------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter J. Grua
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,569,325 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,569,325 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,569,325 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,729,215 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 393,167 shares subject to warrants.

                               Page 9 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 10 OF 17 PAGES
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edward L. Cahill
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,569,325 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,569,325 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,569,325 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,729,215 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 393,167 shares subject to warrants.

                               Page 10 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 11 OF 17 PAGES
-------------------                                          -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Vincent J. Fabiani
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                1,569,325 shares(1)
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                1,569,325 shares(1)
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,569,325 shares(1)
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.0%(2)
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
================================================================================
(1) Includes 393,167 shares of Common Stock of DrugMax, Inc. subject to warrants which are currently exercisable.

(2) Based on an aggregate of 19,729,215 shares outstanding, which consists of 8,201,866 shares outstanding on November 11, 2004, plus 10,470,507 shares issued to the shareholders of Familymeds Group, Inc. in connection with the issuer's merger with Familymeds, plus 663,675 shares of restricted stock issued to certain employees and directors in connection with the merger, plus 393,167 shares subject to warrants.

                               Page 11 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 12 OF 17 PAGES
-------------------                                          -------------------

Item 1(a)    Name of Issuer:
---------    ---------------
             DrugMax, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
---------    ------------------------------------------------
             312 Farmington Avenue
             Farmington, CT  06032

Item 2(a)    Name of Person Filing:
---------    ----------------------
             Validus Partners, L.P. ("Validus LP"); the General Partner of
             Validus LP, Validus Partners, LLC ("Validus LLC"); HLM/UH Fund,
             L.P. ("UH LP"); the General Partner of UH LP, HLM/UH Associates,
             LLC ("UH LLC"); HLM/CB Fund, L.P. ("CB LP"); the General Partner of
             CB LP, HLM/CB Associates, LLC ("CB LLC"); the Manager of Validus
             LLC and the Managing Member of UH LLC and CB LLC, HLM Management
             Co., Inc. ("HLM Management"); Peter J. Grua, a Director of DrugMax,
             Inc. and an Officer of HLM Management; Edward L. Cahill, an Officer of HLM Management; and Vincent J. Fabiani, an Officer of HLM
             Management.

Item 2(b)    Address of Principal Business Office or, if None, Residence:
---------    ------------------------------------------------------------
             The address of the reporting persons is:

             222 Berkeley St.
             Boston, MA 02116

Item 2(c)    Citizenship:
---------    ------------
             Validus LP is a limited partnership organized under the laws of the State of Delaware. Validus LLC is a limited liability company organized under the laws of the State of Delaware. UH LP is a limited partnership organized under the laws of the State of Delaware. UH LLC is a limited liability company organized under the laws of the State of Delaware. CB LP is a limited partnership organized under the laws of the State of Delaware. CB LLC is a limited liability company organized under the laws of the State of Delaware. HLM Management is a corporation organized under the laws of the Commonwealth of Massachusetts. Mr. Grua is a citizen of the United States. Mr. Cahill is a citizen of the United States. Mr.
             Fabiani is a citizen of the United States.

Item 2(d)    Title of Class of Securities:
---------    -----------------------------
             Common Stock, par value $0.001 per share (the "Common Stock").

Item 2(e)    CUSIP Number:
---------    -------------
             262240104

Item 3       Description of Person Filing:
------       -----------------------------
             Not applicable

                               Page 12 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 13 OF 17 PAGES
-------------------                                          -------------------

Item 4       Ownership:
------       ----------

             (a) Amount Beneficially Owned:
                 -------------------------
                 Validus LP is the record holder of 803,984 shares of Common Stock (includes 201,424 shares of Common Stock subject to warrants which are currently exercisable); Validus LLC, as General Partner of Validus LP, may be deemed to beneficially own 803,984 shares of Common Stock (includes 201,424 shares of Common Stock subject to warrants which are currently exercisable); UH LP is the record holder of 442,709 shares of Common Stock (includes 110,913 shares of Common Stock subject to warrants which are currently exercisable); UH LLC, as General Partner of UH LP, may be deemed to beneficially own 442,709 shares of Common Stock (includes 110,913 shares of Common Stock subject to warrants which are currently exercisable); CB LP is the record holder of 322,632 shares of Common Stock (includes 80,830 shares of Common Stock subject to warrants which are currently exercisable); CB LLC, as General Partner of CB LP, may be deemed to beneficially own 322,632 shares of Common Stock (includes 80,830 shares of Common Stock subject to warrants which are currently exercisable); HLM Management, as the Manager of Validus LLC and the Managing Member of UH LLC and CB LLC, may be deemed to beneficially own 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); Peter J. Grua, as a Director of DrugMax, Inc. and an Officer of HLM Management, may be deemed to beneficially own 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); Edward L. Cahill, as an Officer of HLM Management, may be deemed to beneficially own 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); and Vincent J. Fabiani, as an Officer of HLM Management, may be deemed to beneficially own 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable).

             (b) Percent of Class:
                 ----------------
                 Validus LP:                         4.1%
                 Validus LLC:                        4.1%
                 UH LP:                              2.3%
                 UH LLC                              2.3%
                 CB LP:                              1.7%
                 CB LLC:                             1.7%
                 HLM Management:                     8.0%
                 Mr. Grua:                           8.0%
                 Mr. Cahill:                         8.0%
                 Mr. Fabiani:                        8.0%

             (c) Number of Shares as to which the Person has:

                 (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                 Validus LP may be deemed to have shared power to vote and dispose of 803,984 shares of Common Stock (includes 201,424 shares of Common Stock subject to warrants which are currently exercisable); Validus LLC, as General Partner of Validus LP, may be deemed have shared power to vote and dispose of 803,984 shares of Common Stock (includes 201,424 shares of Common Stock subject to

                               Page 13 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 14 OF 17 PAGES
-------------------                                          -------------------

                 warrants which are currently exercisable); UH LP may be deemed to have shared power to vote and dispose of 442,709 shares of Common Stock (includes 110,913 shares of Common Stock subject to warrants which are currently exercisable); UH LLC, as General Partner of UH LP, may be deemed to have shared power to vote and dispose of 442,709 shares of Common Stock (includes 110,913 shares of Common Stock subject to warrants which are currently exercisable); CB LP may be deemed to have shared power to vote and dispose of 322,632 shares of Common Stock (includes 80,830 shares of Common Stock subject to warrants which are currently exercisable); CB LLC, as General Partner of CB LP, may be deemed to have shared power to vote and dispose of 322,632 shares of Common Stock (includes 80,830 shares of Common Stock subject to warrants which are currently exercisable); HLM Management, as the Manager of Validus LLC and the Managing Member of UH LLC and CB LLC, may be deemed to have shared power to vote and dispose of 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); Peter J. Grua, as a Director of DrugMax, Inc. and an Officer of HLM Management, may be deemed to have shared power to vote and dispose of 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); Edward L. Cahill, as an Officer of HLM Management, may be deemed to have shared power to vote and dispose of 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable); and Vincent J. Fabiani, as an Officer of HLM Management, may be deemed to have shared power to vote and dispose of 1,569,325 shares of Common Stock (includes 393,167 shares of Common Stock subject to warrants which are currently exercisable).

Item 5       Ownership of Five Percent or Less of a Class:
------       ---------------------------------------------
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6       Ownership of More than Five Percent on Behalf of Another Person:
------       ----------------------------------------------------------------
             Not applicable.

Item 7       Identification and Classification of the Subsidiary Which Acquired
------       ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company or
             ---------------------------------------------------------------
             Control Person:
             --------------
             Not applicable.

Item 8       Identification and Classification of Members of the Group:
------       ----------------------------------------------------------
             Not applicable.

Item 9       Notice of Dissolution of Group:
------       -------------------------------
             Not applicable.

Item 10      Certification:
-------      --------------
             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not
                               Page 14 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 15 OF 17 PAGES
-------------------                                          -------------------

             acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.














































                               Page 15 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 16 OF 17 PAGES
-------------------                                          -------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February ___, 2005.


                                        VALIDUS PARTNERS, L.P.

                                        By: Validus Partners, LLC
                                        Its:  General Partner

                                        By: HLM Management Co., Inc.
                                        Its:  Manager

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        VALIDUS PARTNERS, LLC

                                        By: HLM Management Co., Inc.
                                        Its:  Manager

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        HLM/UH FUND, L.P.

                                        By: HLM/UH Associates, LLC
                                        Its:  General Partner

                                        By: HLM Management Co., Inc.
                                        Its:  Managing Member

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        HLM/UH ASSOCIATES, LLC

                                        By: HLM Management Co., Inc.
                                        Its:  Managing Member

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President

                               Page 16 of 17 Pages

-------------------                                          -------------------
CUSIP NO. 262240104                    13G                   PAGE 17 OF 17 PAGES
-------------------                                          -------------------



                                        HLM/CB FUND, L.P.

                                        By: HLM/CB Associates, LLC
                                        Its:  General Partner

                                        By: HLM Management Co., Inc.
                                        Its:  Managing Member

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        HLM/CB ASSOCIATES, LLC

                                        By: HLM Management Co., Inc.
                                        Its:  Managing Member

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        HLM MANAGEMENT CO., INC.

                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        By:  Vincent J. Fabiani
                                        Its: Executive Vice President


                                        /s/  Peter J. Grua
                                        ------------------------------------
                                        Peter J. Grua


                                        /s/  Edward L. Cahill
                                        ------------------------------------
                                        Edward L. Cahill


                                        /s/  Vincent J. Fabiani
                                        ------------------------------------
                                        Vincent J. Fabiani


                               Page 17 of 17 Pages